Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces a 12.0% Increase in 2005 Holiday Sales and

Future Plans for the Hold Everything Brand

San Francisco, CA, January 12, 2006 -- Williams-Sonoma, Inc. (NYSE: WSM) today announced that net revenues for the eight-week holiday period ended December 25, 2005 increased 12.0% to $868.7 million versus the eight-week holiday period ended December 26, 2004, including a comparable store sales increase of 4.5%. The Company also announced its decision to transition the merchandising strategies of its Hold Everything brand into its other existing brands by the end of 2006.

In addition, the Company reiterated its fourth quarter and fiscal year 2005 diluted earnings per share guidance in the range of $1.07 to $1.09 and $1.86 to $1.88, respectively, before the impact of the accounting charge that the Company expects to incur as a result of the Hold Everything consolidation. This charge will primarily include asset impairment charges and lease termination costs associated with the shutdown of our Hold Everything retail stores, the write-off of our Hold Everything website costs, inventory impairment charges and employee severance costs. The Company estimates this after-tax charge in the range of $10 million to $12 million or $0.09 to $0.10 per diluted share, of which $0.08 to $0.09 is expected to be incurred in the fourth quarter of fiscal 2005 and the remainder in the first two quarters of fiscal 2006. The after-tax cash flow impact of this charge is estimated to be approximately $4 million.

Ed Mueller, Chief Executive Officer, commented, “We are extremely pleased with our holiday sales performance. A positive consumer response to our key merchandising strategies, combined with strong operational execution, drove a 12.0% increase in year-over-year sales, despite our holiday period ending on December 25th in 2005 versus December 26th in 2004. Based on these results, and the continuing momentum we have seen into the month of January, we are reiterating our fourth quarter and fiscal year 2005 earnings per share guidance, before the expected charge for Hold Everything, but are remaining conservative in our outlook due to 29% of our fourth quarter sales and 40% of our fourth quarter catalog circulation occurring in January. We also continue to be cautious about intermittent postal service delays which are continuing in the month of January and negatively impacting the in-home delivery dates of our catalogs.”

Howard Lester, Chairman, commented, “As discussed previously, we have thoroughly evaluated our strategic alternatives for the Hold Everything brand. Based on our evaluation, we have concluded that, although there is significant growth potential in the merchandising categories offered in the Hold Everything brand, it is strategically and financially advantageous for us to capitalize on these opportunities by leveraging the marketing authority, multi-channel expertise, and scale of our other brands, particularly Pottery Barn and West Elm. Based on this decision, we intend to immediately begin transitioning Hold Everything’s merchandising strategies into our other brands while we wind down our current Hold Everything retail and direct-to-customer operations. We expect to cease all marketing under the Hold Everything brand name by the end of 2006.”

❑	2005 HOLIDAY SALES RESULTS

Net revenues for the eight-week holiday period ended December 25, 2005 increased 12.0% to $868.7 million versus $775.9 million for the eight-week holiday period ended December 26, 2004.

Retail net revenues for the eight-week holiday period ended December 25, 2005 increased 9.5% to $551.0 million versus $503.0 million for the eight-week holiday period ended December 26, 2004. Net revenues generated in the Williams-Sonoma, Pottery Barn and West Elm brands were the primary contributors to the year-over-year revenue increase. Comparable store sales increased 4.5% for the eight-week holiday period ended December 25, 2005 versus no increase for the eight-week holiday period ended December 26, 2004. Comparable store sales were positive in all brands except Hold Everything.

Direct-to-customer net revenues for the eight-week holiday period ended December 25, 2005 increased 16.4% to $317.7 million versus $272.9 million for the eight-week holiday period ended December 26, 2004. The Pottery Barn, Pottery Barn Kids, PBteen and Williams-Sonoma brands drove the majority of this increase. All brands in the direct-to-customer channel delivered positive growth during the period, with the exception of the Hold Everything brand.

❑	FOURTH QUARTER 2005 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $1.205 billion to $1.220 billion versus previous guidance in the range of $1.199 billion to $1.220 billion. This represents a projected increase in net revenues in the range of 11.2% to 12.5% versus $1.084 billion in the fourth quarter of fiscal year 2004.

❑	Retail net revenues are projected to be in the range of $748.0 million to $756.0 million versus previous guidance in the range of $742.0 million to $756.0 million. This represents a projected increase in retail net revenues in the range of 9.5% to 10.7% versus $682.8 million in the fourth quarter of fiscal year 2004.

❑	Comparable store sales growth is projected to be in the range of 4.0% to 5.0% versus previous guidance in the range of 3.0% to 5.0%. This compares to comparable store sales growth in the fourth quarter of fiscal year 2004 of 1.5%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2005, we expect to continue to exclude the West Elm concept.

❑	Leased square footage is projected to increase in the range of 8.0% to 8.5%, unchanged from previous guidance. Selling square footage is projected to increase in the range of 7.5% to 8.0%, unchanged from previous guidance. This compares to leased and selling square footage growth in the fourth quarter of fiscal year 2004 of 11.4% and 10.9%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $457.0 million to $464.0 million, unchanged from previous guidance. This represents a projected increase in direct-to-customer net revenues in the range of 14.0% to 15.8% versus $400.8 million in the fourth quarter of fiscal year 2004.

•	Gross Margin

❑	Excluding the impact of the accounting charge that the Company expects to incur as a result of the Hold Everything consolidation, gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2005 is projected to be in the range of 44.0% to 44.2% versus previous guidance in the range of 43.8% to 44.1%. Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2004 was 44.8%. This represents a projected decrease in the gross margin rate in the range of 60 to 80 basis points.

•	Selling, General and Administrative Expenses (SG&A)

❑	Excluding the impact of the accounting charge that the Company expects to incur as a result of the Hold Everything consolidation, SG&A expenses as a percentage of net revenues in the fourth quarter of fiscal year 2005 are projected to be in the range of 26.9% to 27.1% versus previous guidance in the range of 26.7% to 27.0%. SG&A expenses as a percentage of net revenues in the fourth quarter of fiscal year 2004 were 27.8%. This represents a projected decrease in the SG&A expense rate in the range of 70 to 90 basis points.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net in the fourth quarter of fiscal year 2005 is projected to be interest income in the range of $1.6 million to $1.9 million versus previous guidance in the range of $1.2 million to $1.5 million. This compares to interest income in the fourth quarter of fiscal year 2004 of $0.6 million.

•	Income Taxes

❑	The income tax rate in the fourth quarter of fiscal year 2005 is projected to be in the range of 38.7% to 38.9%, unchanged from previous guidance. This compares to an income tax rate of 38.4% in the fourth quarter of fiscal year 2004.

•	Diluted Earnings Per Share

❑	Excluding the impact of the accounting charge that the Company expects to incur as a result of the Hold Everything consolidation, diluted earnings per share for the fourth quarter of fiscal year 2005 are projected to be in the range of $1.07 to $1.09, unchanged from previous guidance. This represents a projected increase in diluted earnings per share in the range of 12.6% to 14.7%. Diluted earnings per share in the fourth quarter of fiscal year 2004 were $0.95.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the fourth quarter of fiscal year 2005 are projected to be in the range of $525.0 million to $534.0 million, unchanged from previous guidance. This represents a projected increase in merchandise inventories in the range of 16.0% to 18.0%, versus $452.4 million at the end of the fourth quarter of fiscal year 2004.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the fourth quarter of fiscal year 2005 is projected to be approximately $31.0 million versus previous guidance in the range of $30.0 million to $31.0 million. Depreciation and amortization in the fourth quarter of fiscal year 2004 was $29.9 million.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the fourth quarter of fiscal year 2005 is projected to be approximately $6.0 million, unchanged from previous guidance, versus $6.0 million in the fourth quarter of fiscal year 2004.

❑	FISCAL YEAR 2005 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.530 billion to $3.545 billion versus previous guidance in the range of $3.524 billion to $3.545 billion. This represents a projected increase in net revenues in the range of 12.5% to 13.0% versus $3.137 billion in fiscal year 2004.

❑	Retail net revenues are projected to be in the range of $2.024 billion to $2.032 billion versus previous guidance in the range of $2.018 billion to $2.032 billion. This represents a projected increase in retail net revenue growth in the range of 11.8% to 12.2% versus $1.811 billion in fiscal year 2004.

❑	Comparable store sales growth is projected to be in the range of 4.0% to 4.5% versus previous guidance in the range of 3.5% to 4.5%. This compares to comparable store sales growth in fiscal year 2004 of 3.5%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2005, we expect to continue to exclude the West Elm concept.

❑	Leased square footage is projected to increase in the range of 8.0% to 8.5%, unchanged from previous guidance. Selling square footage is projected to increase in the range of 7.5% to 8.0%, unchanged from previous guidance. This compares to leased and selling square footage growth in fiscal year 2004 of 11.4% and 10.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2004 Actual	Q1 and Q2 2005 Actual			Q3 2005 Actual (1)			Q4 2005 Guidance			FY 2005 Guidance (2)
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	6	<6>	254	4	<2>	256	1	<3>	254	11	<11>
Pottery Barn	183	3	<1>	185	5	<2>	188	1	<1>	188	9	<4>
Pottery Barn Kids	87	1	0	88	1	<1>	88	1	0	89	3	<1>
Hold Everything	9	2	0	11	0	0	11	0	<3>	8	2	<3>
West Elm	4	2	0	6	4	0	10	2	0	12	8	0
Williams-Sonoma Home	0	0	0	0	3	0	3	0	0	3	3	0
Outlets	15	1	<1>	15	0	0	15	1	0	16	2	<1>
Total	552	15	<8>	559	17	<5>	571	6	<7>	570	38	<20>

(1) Third quarter 2005 store closing numbers include 2 Williams-Sonoma, 2 Pottery Barn and 1 Pottery Barn Kids temporary store closures in the New Orleans area due to Hurricane Katrina. One Williams-Sonoma store subsequently reopened before the end of the third quarter; the remaining four stores are closed indefinitely.

(2) Fiscal year 2005 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Outlets include 5 stores, 1 store and 1 store, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.506 billion to $1.513 billion, unchanged from previous guidance. This represents a projected increase in direct-to-customer net revenue growth in the range of 13.6% to 14.1% versus $1.326 billion in fiscal year 2004.

❑	Catalog circulation is projected to increase in the range of 4.5% to 5.0%, unchanged from previous guidance. Page circulation is projected to increase in the range of 9.5% to 10.0%, unchanged from previous guidance. This compares to catalog and page circulation increases in fiscal year 2004 of 12.1% and 19.5%, respectively.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2005 Actual	Q2 2005 Actual	Q3 2005 Actual	Q4 2005 Guidance	FY 2005 Guidance
Net Retail Revenue	$397	$434	$445	$748 - $756	$2,024 - $2,032
Net Direct-to-Customer Revenue	$324	$342	$383	$457 - $464	$1,506 - $1,513
Total Net Revenue	$721	$776	$828	$1,205 - $1,220	$3,530 - $3,545
Comparable Store Sales	5.0%	3.7%	4.4%	4.0% - 5.0%	4.0% - 4.5%

•	Gross Margin

❑	Excluding the impact of the accounting charge that the Company expects to incur as a result of the Hold Everything consolidation, gross margin as a percentage of net revenues in fiscal year 2005 is projected to be in the range of 40.7% to 40.8% versus previous guidance in the range of 40.6% to 40.7%. Fiscal year 2005 gross margin is expected to increase in the range of 20 to 30 basis points versus 40.5% in fiscal year 2004.

•	Selling, General and Administrative Expenses (SG&A)

❑

Excluding the impact of the accounting charge that the Company expects to incur as a result of the Hold Everything consolidation, SG&A expenses as a percentage of net revenues in fiscal year 2005 are projected to be in the range of 30.5% to 30.6% versus previous guidance in the range of 30.4% to 30.5%. SG&A expenses as a percentage of net revenues in fiscal year 2004 were 30.6%. This represents a projected decrease in the SG&A expense rate in the range of 10 basis points at the low end of the range to no change at the high end of the range. This SG&A expense guidance range does not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we now expect to implement in the first quarter of fiscal year 2006.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net for fiscal year 2005 is projected to be interest income in the range of $3.3 million to $3.6 million versus previous guidance in the range of $2.8 million to $3.1 million. This compares to interest income in fiscal year 2004 of $0.2 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2005 is projected to be in the range of 38.8% to 38.9%, unchanged from previous guidance. This compares to an income tax rate in fiscal year 2004 of 38.4%.

•	Diluted Earnings Per Share

❑	Excluding the impact of the accounting charge that the Company expects to incur as a result of the Hold Everything consolidation, diluted earnings per share in fiscal year 2005 are expected to be in the range of $1.86 to $1.88, unchanged from previous guidance. This represents a projected increase in diluted earnings per share of 16.3% to 17.5%. Diluted earnings per share in fiscal year 2004 were $1.60. This projected diluted earnings per share range does not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we now expect to implement in the first quarter of fiscal year 2006. Quarterly diluted earnings per share projections are shown in the table below.

Quarterly Diluted Earnings Per Share Projections

Quarter	Fiscal 2005 Guidance*	Fiscal 2004 Actual	Year-Over-Year % Increase
First Quarter	$0.22 (Actual)	$0.18	22.2%
Second Quarter	$0.26 (Actual)	$0.23	13.0%
Third Quarter	$0.31 (Actual)	$0.24	29.2%
Fourth Quarter	$1.07 to $1.09 (Guidance)	$0.95	12.6% to 14.7%
Fiscal Year	$1.86 to $1.88 (Guidance)	$1.60	16.3% to 17.5%

* These projected diluted earnings per share ranges do not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we expect to implement in the first quarter of fiscal year 2006.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2005 are projected to be in the range of $525.0 million to $534.0 million, unchanged from previous guidance. This represents a projected increase in the range of 16.0% to 18.0%, versus $452.4 million at the end of fiscal year 2004.

•	Capital Spending

❑	Fiscal year 2005 capital spending is projected to be in the range of $155.0 million to $165.0 million versus previous guidance in the range of $150.0 million to $170.0 million. This compares to capital spending of $181.5 million in fiscal year 2004.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2005 is projected to be approximately $122.0 million versus previous guidance in the range of $121.0 million to $122.0 million. This compares to depreciation and amortization expense in fiscal year 2004 of $111.6 million.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2005 is projected to be in the range of $24.0 million to $25.0 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives in fiscal year 2004 of $22.5 million.

❑	OUTLOOK FOR FISCAL YEAR 2006

Regarding fiscal year 2006, Mr. Mueller commented, “As we look forward to next year, we continue to be encouraged by the opportunities that lie ahead for both our core and emerging brands. In our retail channel, we are expecting a high-single-digit increase in retail leased square footage. In our direct-to-customer channel, we are expecting a high-single-digit increase in catalog page circulation and continued growth in our online marketing. Based on these growth plans, versus the fiscal 2005 guidance we provided today, our preliminary financial projections for fiscal 2006 assume a low-double-digit to low-teen percentage increase in net revenues and a mid-teen to high-teen increase in diluted earnings per share.”

Mr. Mueller continued, “It is important to note, however, that our diluted earnings per share growth projections for fiscal 2006 exclude expected charges in both 2005 and 2006 for the consolidation of Hold Everything, in addition to the fiscal 2006 impact of prospectively implementing FAS 123R – Accounting for Share Based Payments and FSP FAS 13-1 – Accounting for Rental Costs Incurred During a Construction Period. We estimate the diluted earnings per share impact of implementing FAS 123R to be in the range of $0.19 to $0.20 and the impact of implementing FSP FAS 13-1 to be in the range of $0.02 to $0.03. The fiscal 2006 impact of FAS 123R compares to a pro forma fiscal year 2005 diluted earnings per share impact of $0.14. This year-over-year increase is driven by long-term equity retention grants that were awarded to certain key executives in fiscal year 2005.”

Mr. Mueller added, “We will provide updated and more in-depth guidance for fiscal year 2006 when we have more visibility into post-holiday sales trends and have finalized our 2006 business plans. We do believe, however, that the impact of higher energy costs, in addition to the 2005 infrastructure initiatives that were not fully implemented until the back half of 2005 – including retail occupancy costs in the emerging brands, daily store replenishment, and increased distribution capacity – will put significant pressure on earnings growth in the first and second quarters of 2006.”

❑	STOCK REPURCHASE PROGRAM

In May 2004, our Board of Directors authorized the repurchase of up to 2,500,000 shares of our outstanding common stock. During fiscal year 2004, we repurchased and retired 2,057,700 shares of our common stock under this program at a weighted average cost of $35.22 per share. During the first quarter of fiscal 2005, we repurchased and retired an additional 365,700 shares at a weighted average cost of $33.87 per share and a total cost of approximately $12,387,000. In May 2005, our Board of Directors authorized the repurchase of up to an additional 2,000,000 shares of our outstanding common stock. No shares were repurchased during the second quarter of fiscal 2005. During the third quarter of fiscal 2005, we repurchased and retired 1,275,800 shares at a weighted average cost of $38.39 per share and a total cost of approximately $48,978,000. As of January 12, 2006, the aggregate remaining authorized number of shares eligible for repurchase was 800,800 shares.

Stock repurchases may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors, including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, the transitioning of Hold Everything merchandising strategies to existing brands, and the stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the fourth quarter of 2005 and as audited year-end financial statements are prepared; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, Hold Everything, West Elm and Williams-Sonoma Home – are marketed through 571 stores, eight mail order catalogs and six e-commerce websites.